Automatic Reinsurance Agreement

                                    between

                    THE EQUITABLE LIFE ASSURANCE SOCIETY OF
                               THE UNITED STATES
                               New York, New York


                    (hereinafter called the CEDING COMPANY)


                                      and


                               [                ]


                       (hereinafter called the REINSURER)


                               Effective [       ]

                                    CONTENTS
================================================================================



         ARTICLES


I.        Automatic Coverage ...........................................  1
II.       Substandard Underwriting Program .............................  2
III.      Facultative Obligatory Coverage ..............................  3
IV.       Yearly Renewable Term Premiums ...............................  4
V.        Premium Administration .......................................  5
VI.       Increasing Amounts at Risk ...................................  7
VII.      Errors and Omissions .........................................  8
VIII.     Expense of Original Policy ...................................  9
IX.       Recapture Privileges ......................................... 10
X.        Terminations and Reductions .................................. 11
XI.       Reinstatement, Continuations, Extended Term
                 and Reduced Paid-Up Insurance ......................... 12

XII.      Liability .................................................... 13
XIII.     Claims ....................................................... 14
XIV.      Negotiation .................................................. 16
XV.       Arbitration .................................................. 17
XVI.      Insolvency ................................................... 18
XVII.     Right to Inspect ............................................. 19
XVIII.    Duration of Agreement ........................................ 20
XIX.      Miscellaneous ................................................ 21
XX.       DAC Tax Article .............................................. 22
XXI.      Execution of Agreement ....................................... 23


          SCHEDULES

A.        Plans of Insurance
B.        Specifications
C.        Benefits


          EXHIBITS

I.        Agreement Retention Limits
II.       Reinsurance Premiums
III.      Published Retention Limits

The CEDING COMPANY shall cede reinsurance to the REINSURER in accordance with the terms of this Agreement.




                                   ARTICLE I


                               AUTOMATIC COVERAGE



A. All Provisions of this Agreement are subject to the laws of the State of New York.

B. Reinsurance hereunder will be ceded automatically by the CEDING COMPANY on a quota-share basis. The REINSURER'S percentage of participation in each risk ceded will be shown in Schedule B.

C. For each risk on which reinsurance is ceded under this agreement, the CEDING COMPANY will retain [ ]% of the policy reinsured, up to its full published retention as shown in Exhibit III at the time of issue, taking into account both currently issued and previously issued policies.

D. The CEDING COMPANY will cede and the REINSURER will automatically accept reinsurance, if all of the following conditions are met for each life:

     1. The amount does not exceed the automatic binding limits shown in Schedule B.

     2. The sum of the amount of insurance already in force and applied for on that life, in all companies, does not exceed the Jumbo Limit as shown in Schedule B.

     3. The issue age and mortality rating limit for each risk does not exceed the limits as shown in Schedule B.

     4. The CEDING COMPANY has not, within three years of the date of application of the risk, made facultative application for reinsurance of the risk to REINSURER or any other reinsurer, except in conjunction with the Substandard Underwriting Program as described in Article II of this treaty.

     5. The risk is conventionally underwritten by the CEDING COMPANY according to standard underwriting practices and guidelines, including those related to HIV testing.

     6.   The plan is listed in Schedule A.

     7. The individual risk must be a citizen or a permanent resident of the United States, Canada or residents of countries as shown in Schedule D.

     8.   The mortality rating on each individual risk must not exceed Table
          [       ]  or its equivalent on a flat extra premium basis for
          single life policies.

     9. The issuance and delivery of the policy is in compliance with the laws of all applicable jurisdictions and the CEDING COMPANY's corporate charter.

                                   ARTICLE II

                        SUBSTANDARD UNDERWRITING PROGRAM


     A.   The CEDING COMPANY may submit substandard risks for facultative
          underwriting to a lead insurer. For the [           ] policies, the
          lead reinsurer will be the [                        ]. For TERM III
          and Last-to-Die policies, the lead reinsurer will be the
          [                              ].

     B. Notification. The CEDING COMPANY will send to the appropriate lead reinsurer all information it has about the risk, including specifically but not limited to, copies of the application, medical examiners' reports, attending physicians' statements, inspection reports and other papers bearing on the insurability of the risk. Upon receipt of all information, the lead reinsurer will analyze the risk for facultative reinsurance and notify the CEDING COMPANY of its classification of the risk. The CEDING COMPANY will issue the policy at the CEDING COMPANY's substandard premium that is appropriate for the classification determined by the lead reinsurer.

     C. Sections A and B notwithstanding, the CEDING COMPANY retains the right to submit a risk for facultative coverage outside of this agreement. Any risk for which facultative reinsurance coverage is sought outside of this agreement, shall be ineligible for reinsurance coverage under this agreement.

     D. The REINSURER will accept its share of the risk as shown in Schedule B, at the rating by the CEDING COMPANY based on B above. The premiums are described in Exhibit II.

     E. Any facultative application accepted by the REINSURER for the plans covered under this agreement, for the Substandard Underwriting Program, will appear on the statement as described in Article V.

     F. Adjustments. If any change is made in the policy that affects the reinsurance, such as changes in face amount or form of policy, the CEDING COMPANY will report such change to the REINSURER.

     G. Reporting. The CEDING COMPANY will prepare monthly statements as detailed in ARTICLE IV, Section A.

                                  ARTICLE III

                        FACULTATIVE OBLIGATORY COVERAGE

     A. The CEDING COMPANY may cede and the REINSURER will accept reinsurance on a facultative obligatory basis the CEDING COMPANY's business as defined in Schedule A, if all of the following conditions are met for each life:


          1.   The risk is conventionally underwritten.

          2.   The plan is listed in Schedule A.

          3.   The policies are directly written by the CEDING COMPANY.

          4.   The sum of the amount of insurance inforce and applied for on
               that life, in all companies does not exceed $[          ].

          5. The issuance and delivery of the policy is in compliance with the laws of all applicable jurisdictions and the CEDING COMPANY's corporate charter.

          6. Automatic reinsurance coverage under this agreement has not been used on this policy.

          7. The CEDING COMPANY has retained its full published retention as shown in Exhibit III at the time of issue, taking into account both currently issued and previously issued policies on the life.

     B.   Procedures to Effect Facultative Obligatory Reinsurance

          1. The CEDING COMPANY will notify the REINSURER of the name of the insured, date of birth and face amount requested.

          2. The REINSURER will check their facilities and notify the CEDING COMPANY no later that [ ] hours from the time of the CEDING COMPANY's notification by facsimile transmission of the amount the REINSURER is willing to accept. The CEDING COMPANY will confirm by facsimile transmission within [ ] hours after the capacity has been filled of the REINSURER's acceptance and the amount, if applicable.

          3. The REINSURER's offer on the risk will automatically terminate at the later of the date the REINSURER receives notification that the application has been withdrawn or [ ] days after the date the offer is made by the REINSURER and no notification is received from the CEDING COMPAMY.

                                   ARTICLE IV

                         YEARLY RENEWABLE TERM PREMIUMS


     A. Plans of insurance listed in Schedule A will be reinsured on the yearly renewable term basis for the net amount at risk as described in Schedule C, on that portion of the policy which is reinsured with the REINSURER.

     B. Yearly renewable term premiums for Life Reinsurance will be based on the rates and allowances described in Exhibit II.

     C. Yearly renewable term premiums will be increased by an flat extra premium charged the insured on the face amount initially reinsured, as described in Exhibit II.

     D. The REINSURER shall not reimburse the CEDING COMPANY for state premium taxes the latter may be required to pay on reinsurance ceded.

     E. For technical reasons, the Life reinsurance rates cannot be guaranteed for more than one year. However, the REINSURER anticipates continuing to accept premiums on the basis of the rates as described in Exhibit II for reinsurance ceded at these rates. If the REINSURER deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

                                   ARTICLE V

                             PREMIUM ADMINISTRATION


A.   Premium Reporting

     Within [                ] days following the end of each month, the CEDING
     COMPANY will send the REINSURER a statement showing the premiums due for all new cessions processed during the month just ended and for renewing cessions with anniversaries in that month. The monthly statements shall contain the following information:

     1. Premium subtotals adequate for the REINSURER to use for its premium accounting including first year and renewal year totals.

     2. Totals for in-force, new business, changes and each type of termination, as of the end of the month. "Totals" refer to the number of policies reinsured and the net amount at risk reinsured.

     In addition, the CEDING COMPANY will provide the REINSURER with an in-force
     listing of reinsured business within [      ] days after the close of the
     calendar year. This in-force listing will contain information adequate for the REINSURER to audit in-force records.

     Any premium adjustments due to terminations, reinstatements, reissues or other changes will also be listed. The CEDING COMPANY will remit within
     [       ] days the net amount shown as due the REINSURER. All premiums
     not paid within [    ] days of the billing statement date shown on the
     statement will be in default.


B.   The REINSURER reserves the right to charge interest on a monthly basis at
     [             ] rate as of [                      ] when:


     1.   Renewal premiums are not paid within  [           ] days of the due
          date shown on the statement.

     2.   Premiums for new business are not paid within [            ] days of
          the effective date of the policy.

C.   The REINSURER will have the right to terminate this Agrement when premium
     payments are in default by giving [            ] days written notice of
     termination to the CEDING COMPANY. As of the close of the last day of this
     [              ] days notice period, the REINSURER's liability for all
     risks reinsured associated with the defaulted premiums, under this
     agreement will terminate. The first day of the [          ] days notice of
     termination will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY.

     If all premiums in default are received with the [      ] day time period,
     the Agreement will remain in effect.

D. Premiums will be payable annually in advance. If the reinsurance is reduced, terminated or increased by reinstatement during the year, pro-rata adjustment will be made by the CEDING COMPANY and the REINSURER on all premium items.

E. Payments between the CEDING COMPANY and the REINSURER may be paid net of any amount due and unpaid under this reinsurance agreement.

                                   ARTICLE VI


                           INCREASING AMOUNTS AT RISK


Reinsurance accepted under this Agreement will include increases in amounts at risk due to normal function of increases or expanding plans or riders. Such increases will be split proportionately among the CEDING COMPANY and the REINSURER based on the portion of the policy held by each company immediately prior to the increase.

                                  ARTICLE VII

                              ERRORS AND OMISSIONS

If either the CEDING COMPANY or the REINSURER fails to perform an obligation that affects this Agrement and such failure results in an error on the part of the CEDING COMPANY or the REINSURER, the error will be corrected by restoring both the CEDING COMPANY and the REINSURER to the positions they would have occupied had no such error occurred. An error is a clerical mistake made inadvertently and excludes errors of judgment and all other forms of error.

                                  ARTICLE VIII


                           EXPENSE OF ORIGINAL POLICY



The CEDING COMPANY will bear the expense of all medial examinations, inspection fees and other charges incurred in connection with the original policy.

                                   ARTICLE IX


                              RECAPTURE PRIVILEGES



                   [                                       ]

                                   ARTICLE X


                          TERMINATIONS AND REDUCTIONS




A. Termination or reductions will take place in accordance with the following rules, in order of priority:

     1. Termination or reduction on a wholly reinsured policy will not affect other reinsurance in force.

     2. A termination or reduction on a wholly retained case will not cause an equal reduction in existing automatic reinsurance.

     3. When a reinsured policy is reduced, the reinsurance share will be equal to the percentage share immediately prior to the reduction.

     4. If a policy is reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

B.   Whenever the total amount of reinsurance on a policy reduces to
     $[            ] or less the reinsurance will be wholly recaptured, if such policy has been inforce for at least three years.

                                   ARTICLE XI

                   REINSTATEMENT, CONTINUATIONS, EXTENDED TERM
                         AND REDUCED PAID - UP INSURANCE


A. Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the CEDING COMPANY may be automatically reinstated with the REINSURER so long as the policy is reinstated in accordance with the terms and rules of the CEDING COMPANY. The CEDING COMPANY will pay the REINSURER its share of reinsurance premiums corresponding to the amounts collected or charged for the reinstatement of such policy.

B. A continuation is a new policy replacing a policy issued earlier by the CEDING COMPANY or a change in an existing policy that is issued or made either:

        1. Under the terms of the original policy, or

        2. Without the same new underwriting information the CEDING COMPANY would obtain in the absence of the original policy, or

        3. Without a suicide exclusion period or contestable period of equal duration to those contained in new issues by the CEDING COMPANY, or

        4. Without the payment of the same commissions in the first year that the CEDING COMPANY would have paid in the absence of the original policy.

C. Continuations will be reinsured under this Agreement only if the original policy was reinsured with the REINSURER. Issue age and duration premium calculations will apply. The amount of reinsurance under this Agreement will not exceed the amount of the reinsurance of the original policy with the REINSURER immediately prior to the continuation.

D. Changes as a result of extended terms or reduced paid-up insurance will be handled like reductions.

                                   ARTICLE XII

                                    LIABILITY


A. This is an Agreement solely between the REINSURER and the CEDING COMPANY. In no instance will anyone other than the REINSURER or the CEDING COMPANY have any rights under this agreement, and the CEDING COMPANY will be and remain solely liable to any insured, policy owner, or beneficiary under policy reinsured hereunder.

B. The liability for automatic reinsurance ceded to the REINSURER under this Agreement will commence simultaneously with that of the CEDING COMPANY. The liability for facultative obligatory reinsurance shall not commence unless and until the CEDING COMPANY has accepted the REINSURER's offer and notified the REINSURER of its acceptance as set forth in Article III. The liability for reinsurance ceded to the REINSURER under the Substandard Underwriting Program, as described in Article II of the Agreement, will commence once the CEDING COMPANY has been informed of the underwriting action of the lead reinsurer.

C. The REINSURER will not be liable for proceeds paid under the CEDING COMPANY's conditional receipt or temporary insurance agreement unless conditions for automatic coverage under Article I of this Agreement are met.

D. The liability of the REINSURER for all reinsurance under this Agreement will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY's contractual liability under the terms of its policies.

                                  ARTICLE XIII

                                     CLAIMS


A. Prompt notice of a claim must be given to the REINSURER. In every case of loss, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient. Copies thereof, together with proof of the amount paid on such claim by the CEDING COMPANY will be furnished to the REINSURER when requesting its share of the claim. The REINSURER shall pay promptly its share of the claim after all copies of the proofs of death are received.

B. The CEDING COMPANY will notify the REINSURER of its intention to contest, compromise, or litigate a claim. Unless it declines to be a party to such action, the REINSURER will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, including legal or arbitration costs, special investigations or similar expenses, but excluding salaries of employees therein involved, routine investigative or administrative expenses and expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

     In no event will the REINSURER participate in punitive or compensatory damages which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement. The REINSURER shall, however, pay its share of statutory penalties awarded against the CEDING COMPANY in connection with insurance reinsured under this Agreement if the REINSURER elected to join in the contest of the coverage in question.

     The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages, other than statutory damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed, in equitable proportions. For purposes of this provision, the following definitions will apply:

        "Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute;

        "Statutory Penalties" are those amounts awarded as a penalty, but fixed in amount by statute;

        "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty, nor fixed in amount by statute.

     If the REINSURER declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.

C. In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits, providing the REINSURER makes payment of the full amount of reinsurance to the CEDING COMPANY when the REINSURER is first notified of the claim.

D. If the amount of insurance changes because of a misstatement of rate classification, the REINSURER's share of reinsurance liability will change proportionately.

                                  ARTICLE XIV

                                  NEGOTIATION


A. Within [ ] days after one of us has given the other the first written notification of a specific dispute, each of us will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

B. If the officers cannot resolve the dispute within [ ] days of their first meeting, we agree that we will submit the dispute to formal arbitration. However, we may agree in writing to extend the negotiation period for an additional [ ] days.

                                   ARTICLE XV

                                   ARBITRATION


A. It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If, after the negotiation required by Article XIV, the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

B. To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within [ ] days of its receipt.

C. There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within [ ] days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within [ ] days of their appointment, then the appointment of said third arbitrator will be left to the President of the American Arbitrators Association. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.

E. The arbitration hearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than [ ] months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least [ ] days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F. The cost of arbitration will be divided between the parties, unless the arbitrators decide otherwise.

                                   ARTICLE XVI

                                   INSOLVENCY


A. In the event of insolvency of the CEDING COMPANY, all reinsurance will be payable on the basis of the liability of the CEDING COMPANY on the policies reinsured, directly to the CEDING COMPANY or its liquidator, receiver or statutory successor without diminution because of the insolvency of the CEDING COMPANY.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though such expenses had been incurred by the CEDING COMPANY.

C. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. If either the REINSURER or the CEDING COMPANY is under formal insolvency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.

                                  ARTICLE XVII

                                RIGHT TO INSPECT


The REINSURER and the CEDING COMPANY, each may at all reasonable times inspect original papers, records, books, files, etc., relating to the business under this Agreement.

                                  ARTICLE XVIII

                              DURATION OF AGREEMENT


A. This Agreement may be terminated as to new reinsurance at any time by either party giving [ ] days' written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party, will be the first day of the [ ] day period.

B. During the [ ] day period, this Agreement will continue to operate in accordance with its terms.

C. The REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of this Agreement.

D. If at any time the REINSURER is no longer licensed or an accredited reinsurer in the state of New York, it shall take all actions necessary or appropriate to ensure that the CEDING COMPANY receives credit for all reinsurance hereunder in its Annual Statement to the New York State Insurance Department, including but not limited to providing a letter of credit or reinsurance trust, costs to be borne by the REINSURER, and compliance with New York Regulation 20.

                                   ARTICLE XIX

                                  MISCELLANEOUS


1. This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of the Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

2.       Notices:

         Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and (a) delivered personally, (b) sent by facsimile or other similar transmission to a number specified in writing by the recipient, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

                  a) If to CEDING COMPANY:

                    The Equitable Life Assurance Society of the United States Reinsurance Department - 17th Floor
                    1290 Avenue of the Americas
                    New York, New York 10104

                           Attn: [                                       ]

                  b) If to the REINSURER:

                     [                        ]







         All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will (a) if delivered personally or by overnight express, be deemed given upon delivery; (b) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and (c) if sent by registered or certified mail, be deemed given when marked postage prepaid by the sender's terminal. Any party from time to time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. The more specific requirements of Articles II and III shall apply to notices thereunder.

3. This agreement shall be binding to the parties and their respective successors and permitted assignees. This agreement may not be assigned by either party without the written consent of the other. This agreement may be modified or amended only by a writing duly executed and delivered on behalf of each party by its respective duly authorized officers.

                                   ARTICLE XX

                                 DAC TAX ARTICLE
               TREASURY REGULATION SECTION 1.848-2(g)(8) ELECTION


The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for [ ].

1. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

2. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRC Section 848(c)(1).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information which may be otherwise required by the IRS.

5. The CEDING COMPANY will submit a schedule to the REINSURER by [ ] of each year of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

6. The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within [ ] days of the REINSURERS's receipt of the CEDING COMPANY's calculation. If the REINSURER does not so notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER's tax return for the previous calendar year.

7. If the REINSURER contests the CEDING COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within [ ] days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous year.

                                   ARTICLE XXI

                             EXECUTION OF AGREEMENT


IN WITNESS OF THE ABOVE,


            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                               New York, New York

                                       and

                 [                                             ]






Executed in duplicate by                       Executed in duplicate by
THE EQUITABLE LIFE ASSURANCE                   [                        ]
SOCIETY OF THE UNITED STATES


on  [                 ]                 on  [                 ]



By: [_________________]                 By: [_________________]
     Title                                   Title



By: [_________________]                 By: [_________________]
     Title                                   Title

                          Effective [               ]
================================================================================


                                   SCHEDULE A


                               PLANS OF INSURANCE




I.   Term of Insurance
     -----------------

      [                ]

I.   Variable Universal Life Insurance
     ---------------------------------
      [                                ]

                          Effective [               ]
================================================================================


                                   SCHEDULE B



                                 SPECIFICATIONS

o   TYPE OF BUSINESS          Life insurance issued by the CEDING COMPANY.

o   BASIS OF REINSURANCE      Quota Share / Facultative Obligatory



================================================================================
                                Percentage Share
================================================================================
       Plans           Automatic*         Substandard      Facultative
                                         Underwriting      Obligatory
                                           Program
--------------------------------------------------------------------------------
Variable Universal
Plan
--------------------------------------------------------------------------------
Term Plans
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Jumbo Limit
--------------------------------------------------------------------------------

o QUOTA SHARE BINDING LIMIT    Single life        $[       ]**   Ages:[      ]

o FAC-OB MAXIMUM CAPACITY      $[         ]

o MINIMUM AMOUNTS              Initial - Automatic
                               Subsequent



* If the CEDING COMPANY is fully retained, the REINSURER's share will increase accordingly.

**   $[            ] for Aviation, Avocation.

                          Effective [               ]
================================================================================


                                   SCHEDULE C

                                    BENEFITS


The following benefits are reinsured under this Agreement:


Life reinsurance will be on the yearly renewable term basis for the net amount at risk as described below:



     A. Term Plans - The net amount at risk will be the reinsurance face amount.


     B. Variable Universal & Last to Die life plans - The net amount at risk will be the REINSURER's share of the insurance death benefit less the cash value.


     C. The methods of calculating the net amount at risk described above may not be appropriate because of special options, structure of tables of amounts, rate of accumulation of cash surrender values and provisions guaranteeing an increase in the face amount under a given plan of insurance. Then the net amount at risk will be calculated by a method mutually agreeable to both parties.

                          Effective [               ]
================================================================================


                                   SCHEDULE D


                                 BINDING LIMITS

                          Effective [               ]
================================================================================


                                   EXHIBIT I

                       CEDING COMPANY'S RETENTION LIMITS










1.  LIFE:

    [  ]% of the first $[          ] of each risk, but not to exceed the CEDING
    COMPANY's published retention as shown in Exhibit III.

                    1975-80 M ANB, WITH OLDER-AGE EXTENSION

                     1975-80 F ANB, WITH OLDER-AGE EXTENSION

                     1975-80 F ANB, WITH OLDER-AGE EXTENSION

                    1975-80 F ANB, WITH OLDER-AGE EXTENSION

                          Effective [               ]
================================================================================



                                  EXHIBIT III

                           PUBLISHED RETENTION LIMITS



FAMILY RETENTION LIMITS of The Equitable Life Assurance Society of The United States, the CEDING COMPANY: (including The Equitable of Colorado, Inc.)



                           Individual Life Insurance
                           -------------------------


Issue Ages                                             Retention Limits
----------                                             ----------------








                           Last to Die Life Insurance
                           --------------------------


Issue Ages                                             Retention Limits
----------                                             ----------------




*   [           ] for aviation and avocation cases.